Exhibit 99.1
July 11, 2007

IMMEDIATE RELEASE
Contact:  Melvin E. Meekins, Jr.
410.260.2000

Severn Bancorp, Inc. Announces Second Quarter Earnings

Severn Bancorp, Inc. (Nasdaq – SVBI) the parent company of Severn Savings Bank, FSB and Hyatt Commercial, today announced earnings for the second quarter ended June 30, 2007.  Net income for the second quarter decreased approximately 29.3% to $2.9 million (unaudited), or $.29 per share, compared to $4.1 million (unaudited), or $.41 per share for the second quarter of 2006.  Net income decreased approximately 21.0% to $6.4 million, or $.63 per share for the six months ended June 30, 2007, compared to $8.1 million, or $.80 per share for the six months ended June 30, 2006.  “Given the status of the market, our earnings were quite respectable, although not the superior level earnings that we have recently enjoyed.  While we believe our market remains very attractive, the real estate market has slowed significantly, and we are facing the challenges associated with this slowdown. We have experienced an increase in non-accrual loans in our loan portfolio during the quarter and expect that we may experience further deterioration in the coming months until the residential market improves. Additionally, because of the flat yield curve, we are experiencing, along with the rest of the industry, slower deposit growth and interest margin compression,” said Alan J. Hyatt, President and Chief Executive Officer.  “However, we continue to believe our market is resilient and that organic deposit and loan growth will yield long-term franchise and shareholder value.”
With approximately $920 million in assets, Severn Savings Bank, FSB is a full service community bank offering a wide range of personal and commercial deposit products, as well as residential and commercial mortgage lending in Anne Arundel County and, to a lesser extent, in other parts of Maryland, Delaware and Northern Virginia.  The Bank has four branch locations, at 200 Westgate Circle and 1917 West Street in Annapolis, 413 Crain Highway in Glen Burnie and 3083 Solomon’s Island Road in Edgewater.  Severn’s website is www.severnbank.com.
For additional information or questions, please contact Melvin E. Meekins, Jr., or S. Scott Kirkley, Executive Vice Presidents, Severn Bancorp, Inc. 200 Westgate Circle, Suite 200, Annapolis, Maryland 21401, 410.260.2000, e-mail: mmeekins@severnbank.com or skirkley@severnbank.com.